UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 31, 2004

NovaMed, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-26625	36-4116193
(State or Other Jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

980 North Michigan Avenue, Suite 1620, Chicago, Illinois	60611
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (312) 664-4100

Item 2. Acquisition or Disposition of Assets

On July 31, 2004, one of our wholly owned subsidiaries, NovaMed Acquisition Company, Inc., acquired a sixty percent (60%) equity interest in an ambulatory surgery center (ASC) located in Lake Worth, Florida. Immediately prior to this acquisition, the selling entity, Palm Beach Outpatient Surgical Center, Inc., contributed substantially all of the assets and certain mutually agreed upon liabilities of the ASC into a newly formed Delaware limited liability company, NovaMed Surgery Center of Palm Beach, LLC. The assets contributed by the seller into the new limited liability company included equipment, furniture, accounts receivable, inventory and goodwill. NovaMed Acquisition Company, Inc. then purchased from the seller a sixty percent (60%) interest in the limited liability company in exchange for $7,180,000 payable in cash at closing. The seller retained a forty percent (40%) equity interest in the entity. The purchase price was negotiated and agreed upon through arm’s length negotiations between the parties. NovaMed, Inc. funded the purchase price through its existing cash as well as funds borrowed under its credit facility with National City Bank of Michigan/Illinois, as agent for the various lenders thereunder.

The assets acquired were historically used to operate, and we intend to continue to use them to operate, an outpatient surgical facility.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Asset Contribution and Exchange Agreement which is filed herewith as Exhibit 2.1 and is incorporated herein by reference.

Item 7. Financial Statements and Exhibits

(c)	Exhibits

Exhibit Number	Title
2.1	Asset Contribution and Exchange Agreement dated as of July 31, 2004, by and between NovaMed Acquisition Company, Inc., Palm Beach Outpatient Surgical Center, Inc., Tom M. Coffman, M.D. and Madonna Coffman

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NovaMed, Inc.

Dated: August 13, 2004	By:	/s/ Stephen J. Winjum
Stephen J. Winjum
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Exhibit
2.1	Asset Contribution and Exchange Agreement dated as of July 31, 2004, by and between NovaMed Acquisition Company, Inc., Palm Beach Outpatient Surgical Center, Inc., Tom M. Coffman, M.D. and Madonna Coffman